EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS PROGRESS ON REFINANCING

MOUNT AIRY, N.C., May 17, 2004 – Insteel Industries, Inc. (Pink Sheets: IIIN) today announced that it had received commitment letters from new lenders that are expected to provide up to $97.0 million for the refinancing of its senior secured credit facility. The new credit facilities, which would have four-year terms, would consist of a $60.0 million senior secured revolving credit facility and a $17.0 million senior secured term loan with one lender, and a junior secured term loan facility of $10.0 — $20.0 million with a second lender. The amount funded would be determined based upon the Company’s requirements as of the closing date and subject to certain provisions of the new loan agreements. Proceeds from the transactions would be used to pay off the Company’s existing credit facility and support its future working capital, capital expenditure and general corporate requirements. In order to facilitate the completion of the anticipated refinancing, the Company’s existing lenders have agreed to an extension in the maturity date of the current credit facility from May 17, 2004 to June 4, 2004. While there can be no assurances, the transactions are expected to close before the amended maturity date, subject to reaching definitive agreements, completion of due diligence and other closing conditions required by the new lenders.

Following the anticipated completion of the refinancing, the Company plans to file its Form 10-K for the year ended September 27, 2003 and its Form 10-Qs for the quarterly periods ended December 27, 2003 and March 27, 2004 with the Securities and Exchange Commission. Shortly after the completion of these filings, the Company expects that its common stock would resume trading on the OTC bulletin board.

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing and industrial wire products for a broad range of construction and industrial applications.

This news release contains forward-looking statements that reflect management’s current assumptions and expectations regarding the occurrence of future actions or events. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain words such as “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” and other words of similar meaning that do not relate strictly to historical or current facts. Forward-looking statements are subject to various risks and uncertainties that include, but are not limited to, those risk factors that are discussed in the Company’s latest Form 10-K and subsequent periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially from those projected, stated or implied by such statements.

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144